SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2010

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6217 Centre Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2010, AtriCure, Inc. (the “Company”) entered into amendments to its employment agreements with David J. Drachman, President and Chief Executive Officer, and Julie A. Piton, Vice President, Finance and Administration and Chief Financial Officer, of the Company. The amendments to the employment agreements are attached as and incorporated by reference from Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

The amendments are each effective as of January 1, 2010. The amendments set the annual 2010 salaries of $412,000 for Mr. Drachman and $243,360 for Ms. Piton.

The amendments also provide that in the event of a termination of employment in connection with a Change in Control of the Company (as defined in the existing employment agreements), the Company will pay 24 months and 18 months, for Mr. Drachman and Ms. Piton, respectively, of each executive’s then base salary, payable over such period in equal installments at regular payroll intervals. Upon such termination of employment, each of Mr. Drachman and Ms. Piton will also receive, in a lump sum within 10 days after termination, his or her “target bonus” for the year in which the termination occurred. In addition, following a Change in Control, the Company will maintain for each of Mr. Drachman and Ms. Piton, medical, dental, life insurance or similar “welfare” benefits substantially similar in scope and cost to executive as such benefits available to executive immediately prior to the termination of employment. Such benefits will be provided to Mr. Drachman for 24 months and Ms. Piton for 18 months or until either obtains employment providing comparable benefits during such periods.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 1 to Employment Agreement of David J. Drachman

10.2	Amendment No. 2 to Employment Agreement of Julie A. Piton

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATRICURE, INC.

Date: March 12, 2010	By:	/s/ Julie A. Piton
Julie A. Piton
Vice President, Finance and Administration and Chief Financial Officer